Exhibit 10.4
FIRST AMENDMENT TO THE
ENERGIZER HOLDINGS, INC.
DEFERRED COMPENSATION PLAN

WHEREAS, Energizer Holdings, Inc. (“Company”) previously adopted the Energizer Holdings, Inc. Deferred Compensation Plan (“Plan”), effective as of July 1, 2015; and

WHEREAS, the Energizer Benefits Committee (“Committee”) reserved the right to amend the Plan pursuant to Article IX thereof; and

WHEREAS, effective as of the close of the second “window period” under the Company’s insider trading policy that occurs after November 13, 2017 (“Effective Date”), the Committee desires to amend the Plan to prohibit transfers between the cash and stock measurement funds and to make certain other clarifications regarding investment funds.

NOW, THEREFORE, effective as of the Effective Date, the Plan is amended as follows:

1. Section 6.3 is deleted in its entirety and replaced with the following:

6.3 Investment of Account.

A Participant shall elect to invest the amounts credited to his or her Account in such measurement funds as are selected by the Committee in its sole discretion, including but not limited to the Stock Unit Fund. The Committee may change or eliminate such measurement funds from time to time. The investment of such funds, or change in such investments, shall be made in accordance with such rules and procedures established by the Committee. Notwithstanding the foregoing or anything herein to the contrary, a Participant who is not a Director may not elect to invest any amounts (including Prior Amounts) credited to his or her Account in the Stock Unit Fund.

A Participant’s Account shall consist of a cash subaccount and, with respect to a Participant who is a Director, a stock subaccount. Amounts allocated to the cash subaccount shall be invested in investments other than Stock Units. Amounts allocated to the stock subaccount shall be maintained as Stock Units. A Participant shall elect on his or her Deferred Compensation Agreement the portion of his or her Deferrals for a Plan Year that will be allocated to a cash subaccount and to the stock subaccount. The balance of a Participant’s Account as of any date is the aggregate of the cash subaccount and the stock subaccount as of such date. The balance of each cash subaccount shall be expressed in United States dollars. The balance of each stock subaccount shall be expressed in the numbers of shares of Stock deemed allocated to such subaccount, with fractional shares of Stock calculated to three decimal places. The number of Stock Units allocated to the stock subaccount as of any date shall be equal to the quotient of the amount allocated to the stock subaccount divided by the Market Value on such date. Upon the occurrence of any stock split-up, stock dividend, issuance of any tracking stock, combination or reclassification with respect to any outstanding series or class of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the number of Stock Units in each stock subaccount shall, to the extent appropriate as determined by the Committee in its sole discretion, be adjusted accordingly.

To the extent dividends on any class or series of outstanding Stock are paid, the cash amount of such dividend shall be credited to the prime rate fund within a Participant’s cash subaccount as of the dividend payment dates. The Participant’s stock subaccount shall continue to earn such cash dividend credits until fully distributed. The Edgewell Personal Care Company common stock measurement fund within a Director’s cash subaccount is a closed fund. To the extent dividends on such Edgewell stock are paid, the cash amount of such dividend shall be credited to the prime rate fund within a Director’s cash subaccount.

Transfers between a Director’s cash subaccount and stock subaccount shall not be permitted. Any amount credited to a subaccount pursuant to a Director’s Fee Deferral shall remain credited to such subaccount until distributed to the Director pursuant to Section 7.1(b).

Fund selections recognized under the Prior Plan immediately prior to the Spin-Off shall be recognized under this Plan until superseded or otherwise changed in accordance with this Plan or as and to the extent otherwise permitted by the Committee; provided, however, that Prior Amounts deemed invested in a measurement fund under the Prior Plan not recognized under this Plan shall be deemed invested in a fund selected by the Committee until the Participant elects a replacement fund (if and to the extent permitted by the Committee).

As of each Valuation Date, a Participant’s Account shall be valued in accordance with this Section and any rules and procedures established by the Committee.

2. A new Section 7.3(f) is added to read as follows:

(f)     Medium of Payment. Amounts distributed from a Participant’s cash subaccount shall be paid in cash. Amounts distributed from a Director’s stock subaccount shall be paid in Stock, provided that the amounts distributed from a Director’s Edgewell stock subaccount shall be paid in cash and calculated using the closing price of Edgewell common stock on a nationally quoted public stock exchange on the date of payment.

IN WITNESS WHEREOF, this Amendment is executed by a duly authorized member of the Committee as of the date indicated below.

ENERGIZER HOLDINGS, INC.

By /s/ Emily K. Boss
Title Vice President and General Counsel
Date November 15, 2017